Exhibit 5.1

November 21, 2017

Olden Lane Securities LLC

200 Forrestal Road, Suite 3B

Princeton, NJ 08540

Re:	Series 8 of Olden Lane Trust

Ladies and Gentlemen:

We have acted as special Delaware counsel for Series 8 of Olden Lane Trust, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

We have examined and relied upon such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including the following documents:

(a)	The Certificate of Trust of the Trust (the “Certificate of Trust”), as filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on February 10, 2015;

(b)	The Master Trust Agreement, dated February 10, 2015 (the “Master Trust Agreement”), among Olden Lane Securities LLC, as Depositor (the “Depositor”) and Wilmington Trust, National Association, as Trustee (the “Trustee”);

(c)	The Series Supplement of Series 8 of the Trust, dated November 21, 2017, by the Depositor on behalf of the Trust (the “Series Supplement”, and together with the Master Trust Agreement, the “Trust Agreement”);

(d)	The preliminary prospectus dated November 21, 2017 (the “Prospectus”), relating to the units of Series 8 of the Trust representing undivided beneficial interests in the assets of the Trust (the “Units”);

(e)	The Master Services Agreement, dated November 19, 2015 (the “Master Services Agreement”), among the Trust, the Depositor, Olden Lane Advisors LLC, as Evaluator (in such capacity, the “Evaluator”) and Supervisor (in such capacity, the “Supervisor”), and The Bank of New

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One Rodney Square  ■  920 North King Street  ■  Wilmington, DE 19801  ■  Phone: 302-651-7700  ■  Fax: 302-651-7701

www.rlf.com

Olden Lane Securities LLC

November 21, 2017

York Mellon, as Custodian (in such capacity, the “Custodian”), Transfer Agent (in such capacity, the “Transfer Agent”) and Administrator (in such capacity, the “Administrator”);

(f)	The Series MSA Supplement, dated November 21, 2017, among the Trust, the Depositor, the Evaluator, the Custodian, the Transfer Agent and the Administrator (the “Series 8 MSA Supplement”, and together with the Master Services Agreement, the “Services Agreement”);

(g)	An Incumbency Certificate of the Trustee with respect to the Master Trust Agreement; and

(h)          A Certificate of Good Standing for the Trust, dated November 21, 2017, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Master Trust Agreement and the Certificate of Trust will be in full force and effect and will not be amended, (ii) the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents (other than the Trust) examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents (other than the Trust) examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (v) the due authorization, execution and delivery by all parties thereto (other than the Trust and the Trustee) of all documents examined by us. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents, other than this opinion.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

Based upon the foregoing, and upon our examination of such questions of laws and rules, regulations and orders thereunder as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

Olden Lane Securities LLC

November 21, 2017

1.       The Master Trust Agreement has been duly authorized, executed and delivered by the Trustee and is a legal, valid and binding obligation of the Trustee, enforceable against the Trustee in accordance with its terms.

2.       The Series Supplement has been duly authorized by the Trust and, assuming that it has been duly executed and delivered by the Depositor on behalf of the Trust, is a legal, valid and binding obligation of the Trust, enforceable against the Trust, in accordance with its terms.

3.       The Services Agreement has been duly authorized by the Trust and, when duly executed and delivered by Depositor on behalf of the Trust, will be duly executed and delivered by the Trust.

4.       The Units are duly authorized by the Trust and, when issued in accordance with the Trust Agreement against payment of the consideration therefore contemplated by in the Prospectus, will be validly issued, fully paid and non-assessable fractional undivided beneficial interests in the Trust, entitled to the benefits of the Trust Agreement.

The foregoing opinions regarding enforceability are subject to (i) applicable bankruptcy, insolvency, liquidation, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), (iii) applicable public policy with respect to the enforceability of provisions relating to exculpation, indemnification or contribution and (iv) judicial imposition of an implied covenant of good faith and fair dealing.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Trust’s Registration Statement on Form S-6. We hereby consent to the use of our name under the heading “Legal Matters” in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.
EAM